Exhibit 10.18
Chindex International Inc
Executive Management Incentive Program (IP)
For the Fiscal Year Ending March 31, 2007
Recognizing that the principal reason for the existence of a corporate entity is to increase shareholder wealth and that this generally translates into the maximization of profits over time and is or should be the primary goal of a publicly held corporation, Chindex International Inc. (Parent Company) has adopted this Executive Management Incentive Program (IP) to help align remunerative management incentives with the interests of the company’s shareholding public.
Enrollment
The three executive Officers of the Parent Company are automatically enrolled in and are beneficiaries of this IP. They are the Chief Executive Officer (CEO), the Chief Financial Officer (CFO), and the Executive Vice President (EVP) in charge of the Medical Products Division (MPD).
Weighting
There are two parts to the plan. Most of the incentive payout is based on the achievement of objective Annual Performance Criteria. An additional payout based on the evaluation of the Compensation Committee may be awarded individual executives at the discretion of the committee as explained below.
Annual Objective Performance Criteria
The principal metric of annual performance is the applicable Income from Operations (OI). Incentive payments to executives enrolled in the IP shall be calculated in accordance with the following table and, if earned, shall be paid as soon as practical following the close of the Company’s fiscal year. Incentive payments for the CEO and CFO shall be based on the Company’s OI; the incentive payment for the EVP of MPD shall be based 40% on the OI of MPD, 40% on the OI of the Parent Company, and 20% on Other Annual Performance Criteria.

OI Achieved	Cash Bonus	Grant of
as a % of annual	as a % of	Restricted
approved budget	Base Salary	Stock*
90 %or Less	0%	0
91% to 99%	10%	0
100% to 110%	25%	3,000
111% and above	35%	4,000
Other Annual Performance Criteria
Apart from the payouts based on the annual Objective Performance Criteria shown above, a payout not to exceed 20% of base salary may be granted to an individual at the discretion of the Compensation Committee based on the achievement of various non-financial objectives such as developmental and transformational projects, human resources and successor development and other objectives agreed with the committee at the beginning of or during the relevant fiscal year, or in acknowledgement of certain possible events altogether beyond the control of the executives which prevents complete achievement of quantified goals.

*Vests over three years in equal thirds